EXHIBIT 5.1

June 15, 2004

Intelsat, Ltd.
North Tower, 2nd Floor
90 Pitts Bay Road
Pembroke HM 08
Bermuda

Dear Sirs

Intelsat, Ltd. (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with a registration statement on form S-8 filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended (the “Securities Act”) of up to 10,053,333 ordinary shares, par value US$3.00 per share, of the Company (the “Shares”), issuable pursuant to the Company’s 2001 Share Option Plan and the Company’s 2004 Share Incentive Plan, as amended and restated in June of 2004 (together, the “Plans” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plans. For the purposes of giving this opinion, we have also reviewed (a) the memorandum of association and the amended and restated bye-laws of the Company, each certified by the Secretary of the Company on June 15, 2004, (b) a copy of unanimous written resolutions of the sole shareholder of the Company dated July 17, 2001 certified by an Assistant Secretary of the Company on June 15, 2004 (the “Shareholder Resolutions”), (c) a copy of resolutions passed by unanimous written consent of the board of directors of the Company dated July 17, 2001, May 10, 2004, May 21, 2004 and June 11, 2004 and a copy of resolutions passed by the board of directors of the Company at meetings of the board of directors held on April 17 and 18, 2002 and January 30 and 31, 2004, each certified by an Assistant Secretary of the Company on June 15, 2004 (together, the “Board Resolutions,” and together with the Shareholder Resolutions, the “Resolutions”), (d) a copy of minutes of meetings of the shareholders of the Company held on July 19, 2001, June 4, 2002 and March 31, 2004, each certified by an Assistant Secretary of the Company on June 15, 2004 (together, the “Shareholder Minutes”), (e) a copy of resolutions passed by the Compensation Committee of the board of directors of the Company at a meeting of the Committee held on June 3, 2004, certified by the Assistant Secretary of the Company on June 15, 2004 (the “Committee Minutes”), (f)  a copy of minutes of a meeting of the board of directors of the Company held on September 18, 2001 certified by an Assistant Secretary of the Company on June 15, 2004 (the “Board Minutes,” and together with the Shareholder Minutes and the Committee Minutes, the “Minutes”), (g) a letter from the Bermuda Monetary Authority (the “BMA”) whereby the BMA has granted certain permissions for the issue and

Intelsat, Ltd.
June 15, 2004

subsequent transfer of the Shares (subject to certain conditions expressed therein) (the “BMA Consent”) and (h) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Plans and the other documents reviewed by us; (d) that the Resolutions and the resolutions contained in the Minutes were duly adopted and approved in the form reviewed by us and remain in full force and effect and have not been rescinded or amended; (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (f) that, upon the issue of any of the Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof; (g) the validity and binding effect under applicable U.S. federal laws and the laws of the District of Columbia (the “Foreign Laws”) of the Plans which are expressed to be governed by such Foreign Laws in accordance with their respective terms; and (h) that at the time of the issuance of any of the Shares and at any time thereafter, the BMA will not have revoked or amended the BMA Consent with respect to the issuance of the Shares.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Shares by the Company pursuant to the Plans and is not to be relied upon in respect of any other matter.

On the basis of, and subject to, the foregoing, we are of the opinion that:

1. The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2. When issued and paid for in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

Intelsat, Ltd.
June 15, 2004

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of the Securities Act or that we are in the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

CONYERS DILL & PEARMAN